Description of the Registrant’s Securities Registered Pursuant to Section 12 of the Securities
Exchange Act of 1934
Colfax Corporation (the “Company”, “we”, “us” or “our”) has two classes of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”): our common stock, $0.001 par value per share (the “common stock”), and 5.75% tangible equity units.
Description of Common Stock
The following summary description sets forth some of the general terms and provisions of the common stock. Because this is a summary description, it does not contain all of the information that may be important to you. For a more detailed description of the common stock, you should refer to the provisions of our Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) and our Amended and Restated Bylaws (the “Bylaws”), each of which is an exhibit to the Annual Report on Form 10-K to which this description is an exhibit.
Our authorized capital stock consists of 400,000,000 shares of common stock, $0.001 par value per share, and 20,000,000 shares of preferred stock, $0.001 par value per share.
Common Stock
Subject to the rights of the holders of any series of preferred stock, the holders of shares of common stock are entitled to one vote per share held on all matters submitted to a vote at a meeting of stockholders. Each stockholder may exercise its vote either in person or by proxy. Subject to any preferences to which holders of shares of preferred stock may be entitled, the holders of outstanding shares of common stock are entitled to receive ratably the dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available therefor. In the event that we liquidate, dissolve or wind up, the holders of outstanding shares of common stock are entitled to share ratably in all of our assets which are legally available for distribution to stockholders, subject to the prior rights on liquidation of creditors and to preferences, if any, to which holders of shares of preferred stock may be entitled. The holders of outstanding shares of common stock do not have any preemptive, subscription, redemption or sinking fund rights. The outstanding shares of common stock are duly authorized, validly issued, fully paid and nonassessable.
Preferred Stock
Our Certificate of Incorporation authorizes us to issue up to 20,000,000 shares of preferred stock, in one or more series and containing the rights, privileges and limitations, including dividend rights, voting rights, conversion privileges, redemption rights, liquidation rights or sinking fund rights, as may from time to time be determined by our Board of Directors. Preferred stock may be issued in the future in connection with acquisitions, financings or other matters as the Board of Directors deems to be appropriate. In the event that any shares of preferred stock shall be issued, a certificate of designations, setting forth the series of the preferred stock and the relative rights, privileges and limitations with respect thereto, is required to be filed with the Secretary of State of the State of Delaware. The effect of having preferred stock authorized is that our Board of Directors alone, within the bounds of and subject to the federal securities laws and the Delaware Law, may be able to authorize the issuance of preferred stock, which may adversely affect the voting and other rights of holders of common stock. The issuance of preferred stock may also have the effect of delaying or preventing a change in control of our company.
Anti-Takeover Provisions of Delaware Law and our Certificate of Incorporation and Bylaws
Delaware Law
We are subject to Section 203 of the Delaware General Corporation Law, which, with specified exceptions, prohibits a Delaware corporation from engaging in any “business combination” with any “interested stockholder” for a period of three years following the time that the stockholder became an interested stockholder unless:

•	before that time, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•
upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by persons who are directors and also officers and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•
at or after that time, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Section 203 defines business combination to include the following:

•	any merger or consolidation of the corporation with the interested stockholder;

•	any sale, lease, exchange, mortgage, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

•	subject to specified exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•
any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

•	any receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.
Subject to certain exceptions, an “interested stockholder” is a person who, together with that person’s affiliates and associates, owns, or within the previous three years owned, 15% or more of our voting stock.
The application of Section 203 may make it difficult and expensive for a third party to pursue a takeover attempt we do not approve, even if a change in control would be beneficial to the interests of our stockholders.
Certificate of Incorporation and Bylaws Provisions
Number of Directors; Removal; Filling Vacancies
Our Bylaws provide that, subject to any rights of holders of preferred stock to elect additional directors under specified circumstances, the number of directors constituting the entire Board of Directors will be fixed from time to time by action of not less than a majority of the directors then in office. The number may not be less than three or more than nine, unless approved by action of not less than two-thirds of the directors then in office. In addition, our Bylaws provide that, subject to any rights of holders of preferred stock, newly created directorships resulting from an increase in the authorized number of directors or vacancies on the Board of Directors resulting from death, resignation, retirement, disqualification or removal of directors or any other cause may be filled only by the Board of Directors (and not by the stockholders unless there are no directors then in office), provided that a quorum is then in office and present, or by a majority of the directors then in office, if less than a quorum is then in office, or by the sole remaining director. Accordingly, the Board of Directors could prevent any stockholder from enlarging the Board and filling the new directorships with that stockholder’s own nominees.
Limitation on Special Meetings; No Stockholder Action by Written Consent
Our Certificate of Incorporation and our Bylaws provide that (subject to the rights, if any, of holders of any class or series of preferred stock then outstanding) (i) only the chairman of the Board or a majority of the Board of Directors will be able to call a special meeting of stockholders; (ii) the business permitted to be conducted at a special meeting of stockholders shall be limited to matters properly brought before the meeting by or at the direction of the Board of Directors; and (iii) stockholder action may be taken only at a duly called and convened annual or special meeting of stockholders and may not be taken by written consent. These provisions, taken together, prevent stockholders from forcing consideration by the stockholders of stockholder proposals over the opposition of the Board of Directors, except at an annual meeting.
Advance Notice Provisions for Stockholder Nominations and Stockholder Proposals
Our Bylaws establish an advance notice procedure for stockholders to nominate candidates for election as director, or to bring other business before an annual meeting of our stockholders.
This procedure provides that, subject to the rights of any holders of preferred stock, only persons who are nominated by or at the direction of the Board of Directors, any committee appointed by the Board of Directors, or by a stockholder who has given timely written notice to our secretary prior to the meeting at which directors are to be elected, will be eligible for election as directors. The procedure provides that at an annual meeting only that business may be conducted as has been brought before the meeting by, or at the direction of, the Board of Directors, any committee appointed by the Board of Directors, or by a stockholder who has given timely written notice to our secretary of the stockholder’s intention to bring that business before the meeting. Under the procedure, to be timely, notice of stockholder nominations or proposals to be made at an annual or special meeting generally must be received by the secretary at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting (although under certain circumstances the notice period may differ). A stockholder’s notice proposing to nominate a person for election as director must contain specific information about the nominating stockholder and the proposed nominee. A stockholder’s notice relating to the conduct of business other than the nomination of directors must contain specific information about the business and about the proposing stockholder. If the chairman of the Board or other officer presiding at a meeting determines that a person was not nominated, or other business was not brought before the meeting, in accordance with the procedure, the person will not be eligible for election as a director, or the business will not be conducted at the meeting, as the case may be.
Although our Bylaws do not give the Board of Directors any power to approve or disapprove stockholder nominations for the election of directors or proposals for action, the foregoing provisions may have the effect of precluding a contest for the election of directors or the consideration of stockholder proposals and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its own proposal, if the proper advance notice procedures are not followed, without regard to whether consideration of the nominees or proposals might be harmful or beneficial to us or our stockholders.
Limitation of Liability of Directors
Our Bylaws provide that we must indemnify officers and directors against losses that they may incur in investigations and legal proceedings resulting from their services provided to us, which may include services in connection with takeover defense measures. These provisions may have the effect of preventing changes in our management.
Our Certificate of Incorporation contains provisions permitted under Delaware law relating to the liability of directors. These provisions eliminate a director’s personal liability for monetary damages resulting from a breach of fiduciary duty, except in circumstances involving:

•	any breach of the director’s duty of loyalty;

•	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law;

•	payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law; or

•	any transaction from which the director derives an improper personal benefit.
These provisions do not limit or eliminate our rights or any stockholder’s rights to seek non-monetary relief, such as an injunction or rescission, in the event of a breach of director’s fiduciary duty. These provisions will not alter a director’s liability under federal securities laws.
Our Bylaws require us to indemnify our directors and officers to the fullest extent not prohibited by Delaware law. We may decline to indemnify any director or executive officer in connection with any proceeding initiated by any director or executive officer or any proceeding by any director or executive officer against us or our directors, officers, employees or other agents, unless indemnification is expressly required to be made by law or the proceeding was authorized by our Board of Directors.
We have entered into agreements with our directors and certain of our executive officers to give the directors and officers additional contractual assurances regarding the scope of the indemnification set forth in our Bylaws and to provide additional procedural protections.

DESCRIPTION OF THE UNITS
We have issued 4,600,000 5.75% tangible equity units (the “Units”), each with a stated amount of $100. Each Unit is comprised of a prepaid stock purchase contract (a “purchase contract”) issued by us and a senior amortizing note issued by us. The following summary of the terms of the Units, the summary of the terms of the purchase contracts set forth under the caption “Description of the Purchase Contracts” and the summary of the terms of the amortizing notes set forth under the caption “Description of the Amortizing Notes” contain a summary of terms of the Units and their components. It does not contain all of the information that may be important to you. For a more detailed description of the terms of the Units and their components, you should refer to the provisions of (i) the Purchase Contract Agreement dated as of January 11, 2019 (the “purchase contract agreement”), by and between us and U.S. Bank National Association, as purchase contract agent, custodial agent and securities intermediary, (ii) the Indenture dated as of January 11, 2019, by and between us and U.S. Bank National Association, as trustee and (iii) the First Supplemental Indenture, dated as of January 11, 2019, between us and U.S. Bank National Association, as trustee, each of which is an exhibit to the Annual Report on Form 10-K to which this description is an exhibit.
Components of the Units
Each Unit was initially comprised of:

•
a prepaid stock purchase contract issued by us pursuant to which we will deliver to the holder, not later than January 15, 2022 (subject to postponement in certain limited circumstances, the “mandatory settlement date”), unless earlier redeemed or settled, a number of shares of our common stock per purchase contract equal to the settlement rate described below under “Description of the Purchase Contracts—Delivery of Common Stock”; and

•
a senior amortizing note issued by us with an initial principal amount of $15.6099 that pays equal quarterly installments of $1.4375 per amortizing note (except for the April 15, 2019 installment payment, which equaled $1.5014 per amortizing note).

Unless previously settled at the option of the holder as described in “Description of the Purchase Contracts—Early Settlement” or “Description of the Purchase Contracts—Early Settlement Upon a Fundamental Change,” we will deliver to each holder for each Unit not more than 4.8054 shares (as may be adjusted from time to time) and not less than 4.000 shares (as may be adjusted from time to time) of our common stock on the mandatory settlement date, based upon the applicable “settlement rate” (as defined below), which is subject to adjustment as described herein, and the “applicable market value” (as defined below) of our common stock, as described below under “Description of the Purchase Contracts—Delivery of Common Stock.”
Each amortizing note had an initial principal amount of $15.6099. On each January 15, April 15, July 15 and October 15, commencing on April 15, 2019, we will pay equal cash installments of $1.4375 on each amortizing note (except for the April 15, 2019 installment payment, which equaled $1.5014 per amortizing note). Each installment will constitute a payment of interest (at a rate of 6.50% per annum) and a partial repayment of principal on the amortizing note, allocated as set forth on the amortization schedule set forth under “Description of the Amortizing Notes—Amortization Schedule.”
The initial stated amount of each Unit must be allocated between the amortizing note and the purchase contract based upon their relative fair market values. At initial issuance, we determined that the fair market value of each amortizing note was $15.6099 and the fair market value of each purchase contract was $84.3901, as set forth in the purchase contract agreement.
Separating and Recreating Units
Upon the conditions and under the circumstances described below, a holder of a Unit has the right to separate a Unit into its component parts, and a holder of a separate purchase contract and a separate amortizing note has the right to combine the two components to recreate a Unit.
Separating Units
At initial issuance, the purchase contracts and amortizing notes were purchased and transferred only as Units consisting of a “component purchase contract” and a “component amortizing note” and traded under the CUSIP number for the Units.
On any business day during the period beginning on, and including, the business day immediately following the date of initial issuance of the Units to, but excluding, the second scheduled trading day immediately preceding January 15, 2022 and also excluding the business day immediately preceding any installment payment date (provided, the right to separate the Units shall resume after such business day), a holder has the right to separate the holder’s Unit into its constituent purchase contract and amortizing note (which we refer to as a “separate purchase contract” and a “separate amortizing note,” respectively, and which will thereafter trade under their respective CUSIP numbers), in which case that Unit will cease to exist. If the holder beneficially owns a Unit, the holder may separate it into its component purchase contract and component amortizing note by delivering written instructions to the broker or other direct or indirect participant through which the holder holds an interest in such Unit (the “participant”) to notify The Depository Trust Company (“DTC”) through DTC’s Deposit/Withdrawal at Custodian (“DWAC”) system of the holder’s desire to separate the Unit. Holders who elect to separate a Unit into its constituent purchase contract and amortizing note shall be responsible for any fees or expenses payable in connection with such separation. “Business day” means any day other than a Saturday, Sunday or any day on which banking institutions in New York, New York are authorized or obligated by applicable law or executive order to close or be closed. Separate purchase contracts and separate amortizing notes are transferable independently from each other.
Recreating Units
On any business day during the period beginning on, and including, the business day immediately following the date of initial issuance of the Units to, but excluding, the second scheduled trading day immediately preceding January 15, 2022 and also excluding the business day immediately preceding any installment payment date (provided, the right to recreate the Units shall resume after such business day), a holder may recreate a Unit consisting of a “component purchase contract” and a “component amortizing note” from the holder’s separate purchase contract and separate amortizing note, in which case each such separate purchase contract and separate note will cease to exist. If the holder beneficially owns a separate purchase contract and a separate amortizing note, the holder may recreate a Unit by delivering written instructions to the participant to notify DTC through DTC’s DWAC system of the holder’s desire to recreate the Unit. Holders who elect to recreate Units shall be responsible for any fees or expenses payable in connection with such recreation.
Global Securities
Each Unit, purchase contract and amortizing note is represented by global securities registered in the name of a nominee of DTC. Holders are not entitled to receive definitive physical certificates for the Units, purchase contracts or amortizing notes, except under the limited circumstances. Beneficial interests in a Unit and, after separation, the separate purchase contract and separate amortizing note are represented through book-entry accounts of, and transfers may be effected through, direct or indirect participants in DTC.
Replacement of Unit Certificates
In the event that physical certificates evidencing the Units have been issued, any mutilated Unit certificate will be replaced by us at the expense of the holder upon surrender of the certificate to the purchase contract agent. Unit certificates that become destroyed, lost or stolen will be replaced by us at the expense of the holder upon delivery to us and the purchase contract agent of evidence of their destruction, loss or theft satisfactory to us and the purchase contract agent. In the case of a destroyed, lost or stolen Unit certificate, an indemnity satisfactory to us and the purchase contract agent may be required at the expense of the holder of the Units before a replacement will be issued.
Notwithstanding the foregoing, we will not be obligated to replace any Unit certificates on or after the second scheduled trading day immediately preceding January 15, 2022. In those circumstances, the purchase contract agreement provides that, in lieu of the delivery of a replacement Unit certificate, we, upon delivery of the evidence and indemnity described above, will deliver or arrange for delivery of the shares of common stock issuable pursuant to the purchase contracts included in the Units evidenced by the Unit certificate.
DESCRIPTION OF THE PURCHASE CONTRACTS
Each purchase contract initially formed a part of a Unit. Each Unit may be separated by a holder into its constituent purchase contract and amortizing note on any business day during the period beginning on, and including, the business day immediately following the date of initial issuance of the Units to, but excluding, the second scheduled trading day immediately preceding January 15, 2022 and also excluding the business day immediately preceding any installment payment date (provided, the right to separate the Units shall resume after such business day). Following such separation, purchase contracts may be transferred separately from amortizing notes.
Delivery of Common Stock
Unless previously redeemed or settled early at the holder’s option, for each purchase contract we will deliver to the holder on January 15, 2022 (subject to postponement in certain limited circumstances described below, the “mandatory settlement date,” provided that, if such date is not a scheduled trading day, the next succeeding scheduled trading day shall be the “mandatory settlement date”) a number of shares of our common stock. The number of shares of our common stock issuable upon settlement of each purchase contract (the “settlement rate”) will be determined as follows:

•
if the applicable market value of our common stock is greater than the threshold appreciation price, then the holder will receive 4.0000 shares (as may be adjusted from time to time) of common stock for each purchase contract (the “minimum settlement rate”);

•
if the applicable market value of our common stock is greater than or equal to the reference price but less than or equal to the threshold appreciation price, then the holder will receive a number of shares of common stock for each purchase contract equal to the Unit stated amount of $100, divided by the applicable market value; and

•
if the applicable market value of our common stock is less than the reference price, then the holder will receive 4.8054 shares (as may be adjusted from time to time) of common stock for each purchase contract (the “maximum settlement rate”).

The maximum settlement rate, minimum settlement rate and reference price are each subject to adjustment as described under “—Adjustments to the Fixed Settlement Rates” below. Each of the minimum settlement rate and the maximum settlement rate is referred to as a “fixed settlement rate.”
The initial reference price was equal to $100 divided by the maximum settlement rate and was approximately equal to $20.81, which was equal to the last reported sale price of our common stock on the New York Stock Exchange (the “NYSE”) on January 8, 2019.
The threshold appreciation price is equal to $100 divided by the minimum settlement rate. The threshold appreciation price, which was initially approximately $25.00, represented an appreciation of approximately 20.1% over the initial reference price.
For illustrative purposes only, the following table shows the number of shares of common stock issuable upon settlement of a purchase contract at assumed applicable market values, based on a reference price of $20.81 and a threshold appreciation price of $25.00. The table assumes that there will be no adjustments to the fixed settlement rates described under “—Adjustments to the Fixed Settlement Rates” below and that the purchase contracts have not been settled early at the option of holders as described under “—Early Settlement” or “—Early Settlement Upon a Fundamental Change” below. The actual applicable market value may not be within the assumed range set forth below.
A holder of a Unit or a separate purchase contract, as applicable, would receive on the mandatory settlement date the following numbers of shares of common stock for each Unit or separate purchase contract at the following assumed applicable market values:

Assumed Applicable Market Value	Number of Shares of Common Stock
$10.00	4.8054
$12.00	4.8054
$14.00	4.8054
$16.00	4.8054
$18.00	4.8054
$20.81	4.8054
$23.00	4.3478
$25.00	4.0000
$27.00	4.0000
$29.00	4.0000
$31.00	4.0000
$33.00	4.0000
$35.00	4.0000
$37.00	4.0000
As the above table illustrates, if, on the mandatory settlement date, the applicable market value is greater than the threshold appreciation price, we would be obligated to deliver 4.0000 shares (as may be adjusted from time to time) of common stock for each purchase contract. As a result, if the applicable market value exceeds the threshold appreciation price, the holder will receive only a portion of the appreciation in market value of our common stock that the holder would have received had the holder purchased $100.00 worth of shares of our common stock at the reference price instead of purchasing a Unit.
If, on the mandatory settlement date, the applicable market value is less than or equal to the threshold appreciation price but greater than or equal to the reference price of approximately $20.81 (as may be adjusted from time to time), we would be obligated to deliver a number of shares of our common stock on the mandatory settlement date equal to $100, divided by the applicable market value. As a result, we would retain all appreciation in the market value of our common stock underlying each purchase contract between the reference price and the threshold appreciation price.
If, on the mandatory settlement date, the applicable market value is less than the reference price of approximately $20.81 (as may be adjusted from time to time), we would be obligated to deliver upon settlement of the purchase contract 4.8054 shares (as may be adjusted from time to time) of common stock for each purchase contract, regardless of the market price of our common stock. As a result, the holder would realize a loss on the decline in market value of the common stock below the reference price.
The term “applicable market value” means the arithmetic average of the daily VWAPs of our common stock on each of the 20 consecutive trading days beginning on, and including, the 21st scheduled trading day immediately preceding January 15, 2022.
The “daily VWAP” of our common stock on any trading day means such price per share as displayed under the heading “Bloomberg VWAP” on Bloomberg (or any successor service) page CFX <Equity> AQR (or its equivalent successor if such page is not available) in respect of the period from the scheduled open to 4:00 p.m., New York City time, on such trading day; or, if such price is not available, the market value per share of our common stock on such trading day as determined, using a volume-weighted average method, by a nationally recognized independent investment banking firm retained by us for this purpose. The “daily VWAP” will be determined without regard to after-hours trading or any other trading outside of the regular trading session trading hours.
“Trading day” for purposes of determining any consideration due at settlement of a purchase contract means a day on which (i) there is no “market disruption event” (as defined below) and (ii) trading in our common stock (or other security for which a daily VWAP must be determined) generally occurs on the NYSE or, if our common stock (or such other security) is not then listed on the NYSE, on the principal other U.S. national or regional securities exchange on which our common stock (or such other security) is then listed or, if our common stock (or such other security) is not then listed on a U.S. national or regional securities exchange, on the principal other market on which our common stock (or such other security) is then traded. If our common stock (or such other security) is not so listed or traded, “trading day” means a “business day.”
“Scheduled trading day” means a day that is scheduled to be a trading day on the NYSE or, if our common stock is not then listed on the NYSE, on the principal other U.S. national or regional securities exchange on which our common stock is then listed or, if our common stock is not then listed on a U.S. national or regional securities exchange, on the principal other market on which our common stock is then traded. If our common stock is not so listed or admitted for trading, “scheduled trading day” means a “business day.”
“Market disruption event” means (i) a failure by the primary U.S. national or regional securities exchange or market on which our common stock is listed or admitted for trading to open for trading during its regular trading session or (ii) the occurrence or existence on such market prior to 1:00 p.m., New York City time, on any scheduled trading day for our common stock for more than one half-hour period in the aggregate during regular trading hours of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant stock exchange or otherwise) in our common stock or in any options contracts or futures contracts relating to our common stock.
On the mandatory settlement date, our common stock will be issued and delivered to the holder or the holder’s designee, upon (i) surrender of certificates representing the purchase contracts, if such purchase contracts are held in certificated form, and (ii) payment by the holder of any transfer or similar taxes payable in connection with the issuance of our common stock to any person other than the holder. As long as the purchase contracts are evidenced by one or more global purchase contract certificates deposited with DTC, procedures for settlement will be governed by DTC’s applicable procedures.
If one or more of the 20 consecutive scheduled trading days beginning on, and including, the 21st scheduled trading day immediately preceding January 15, 2022 is not a trading day, the mandatory settlement date will be postponed until the second scheduled trading day immediately following the last trading day of the 20 consecutive trading day period during which the applicable market value is determined. In addition, January 15, 2022 is not a business day.
Prior to 5:00 p.m., New York City time, on the last trading day of the 20 consecutive trading day period during which the applicable market value is determined, the shares of common stock underlying each purchase contract will not be outstanding, and the holder of such purchase contract will not have any voting rights, rights to dividends or other distributions or other rights of a holder of our common stock by virtue of holding such purchase contract. The person in whose name any shares of our common stock shall be issuable upon settlement of the purchase contract on the mandatory settlement date will be treated as the holder of record of such shares as of 5:00 p.m., New York City time, on the last trading day of the 20 consecutive trading day period during which the applicable market value is determined.
We will pay any documentary, stamp or similar issue or transfer tax due on the issue of any shares of our common stock upon settlement or redemption of the purchase contracts, unless the tax is due because the holder requests any shares to be issued in a name other than the holder’s name, in which case the holder will pay that tax.
Early Settlement
Prior to 5:00 p.m., New York City time, on the second scheduled trading day immediately preceding January 15, 2022, the holder of a Unit or a separate purchase contract, may elect to settle the holder’s purchase contracts early, in whole or in part, and receive a number of shares of common stock per purchase contract equal to the “early settlement rate.” The early settlement rate is equal to the minimum settlement rate on the early settlement date, subject to adjustment as described below under “—Adjustments to the Fixed Settlement Rates,” unless (i) the holder elects to settle the holder’s purchase contracts early in connection with a fundamental change, in which case the holder will receive upon settlement of the holder’s purchase contract a number of shares of our common stock per purchase contract based on the “fundamental change early settlement rate” as described under “—Early Settlement Upon a Fundamental Change,” (ii) if the holder elects to settle the holder’s purchase contract early with an early settlement date that occurs on or prior to January 15, 2020 (other than, for the avoidance of doubt, any such election in connection with a fundamental change), in which case the holder will receive upon settlement of the holder’s purchase contract a number of shares of our common stock per purchase contract equal to 90% of the minimum settlement rate on the early settlement date, or (iii) if the holder elects to settle the holder’s purchase contract early with an early settlement date that occurs after January 15, 2020 and on or prior to January 15, 2021 (other than, for the avoidance of doubt, any such election in connection with a fundamental change), in which case the holder will receive upon settlement of the holder’s purchase contract a number of shares of our common stock per purchase contract equal to 95% of the minimum settlement rate on the early settlement date, subject to adjustment as described below under “—Adjustments to the Fixed Settlement Rates.”
The holder’s right to receive common stock upon early settlement of a purchase contract is subject to (i) delivery of a written and signed notice of election (an “early settlement notice”) to the purchase contract agent electing early settlement of such purchase contract, (ii) if such purchase contract or the Unit that includes such purchase contract is held in certificated form, surrendering the certificates representing the purchase contract, or if held in global form, surrendering in accordance with DTC’s applicable procedures and (iii) payment by the holder of any transfer or similar taxes payable in connection with the issuance of our common stock to any person other than the holder. As long as the purchase contracts or the Units are evidenced by one or more global certificates deposited with DTC, procedures for early settlement will be governed by DTC’s applicable procedures.
Upon surrender of the purchase contract or the related Unit and payment of any applicable transfer or similar taxes due because of any issue of such shares in a name of a person other than the holder, the holder will receive the applicable number of shares of common stock (and any cash payable for fractional shares) due upon early settlement on the second business day following the “early settlement date” (as defined below).
If the holder complies with the requirements for effecting early settlement of the holder’s purchase contract earlier than 5:00 p.m., New York City time, on any business day, then that day will be considered the “early settlement date.” If the holder complies with such requirements at or after 5:00 p.m., New York City time, on any business day or at any time on a day that is not a business day, then the next succeeding business day will be considered the “early settlement date.” Prior to 5:00 p.m., New York City time, on the early settlement date, the shares of common stock underlying each purchase contract will not be outstanding, and the holder of such purchase contract will not have any voting rights, rights to dividends or other distributions or other rights of a holder of our common stock by virtue of holding such purchase contract. The person in whose name any shares of our common stock shall be issuable upon such early settlement of the purchase contract will be treated as the holder of record of such shares as of 5:00 p.m., New York City time, on the relevant early settlement date.
Upon early settlement at the holder’s election of the purchase contract component of a Unit, the amortizing note underlying such Unit will remain outstanding and beneficially owned by or registered in the name of, as the case may be, the holder who elected to settle the related purchase contract early and will no longer constitute a part of the Unit.
Early Settlement Upon a Fundamental Change
If a “fundamental change” occurs and the holder elects elect to settle the holder’s purchase contracts early in connection with such fundamental change in accordance with the procedures described under “—Early Settlement” above, the holder will receive per purchase contract a number of shares of our common stock or cash, securities or other property, as applicable, equal to the “fundamental change early settlement rate,” as described below. An early settlement will be deemed for these purposes to be “in connection with” such fundamental change if the holder delivers an early settlement notice to the purchase contract agent, and otherwise satisfies the requirements for effecting early settlement of the holder’s purchase contract, during the period beginning on, and including, the effective date of the fundamental change and ending at 5:00 p.m., New York City time, on the 35th business day thereafter (or, if earlier, the second scheduled trading day immediately preceding January 15, 2022) (the “fundamental change early settlement period”). We refer to this right as the “fundamental change early settlement right.”
If the holder complies with the requirements for effecting early settlement of the holder’s purchase contract in connection with a fundamental change prior to 5:00 p.m., New York City time, on any business day during the fundamental change early settlement period, then that day will be considered the “fundamental change early settlement date.” If the holder complies with such requirements at or after 5:00 p.m., New York City time, on any business day during the fundamental change early settlement period or at any time on a day during the fundamental change early settlement period that is not a business day, then the next succeeding business day will be considered the “fundamental change early settlement date.”
We will provide the purchase contract agent, the trustee and the holders of Units and separate purchase contracts with a notice of a fundamental change within five business days after its effective date and issue a press release announcing such effective date. The notice will also set forth, among other things, (i) the applicable fundamental change early settlement rate, (ii) if not common stock, the kind and amount of cash, securities and other property receivable by the holder upon settlement and (iii) the deadline by which each holder’s fundamental change early settlement right must be exercised.
A “fundamental change” will be deemed to have occurred upon the occurrence of any of the following:

•
any “person” or “group” within the meaning of Section 13(d) of the Exchange Act, other than us, any of our subsidiaries and any of our and their employee benefit plans, files a Schedule TO or any other schedule, form or report under the Exchange Act disclosing that such person or group has become the direct or indirect “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of more than 50% of the outstanding shares of our common stock;

•
the consummation of (A) any recapitalization, reclassification or change of our common stock (other than changes resulting from a subdivision or combination) as a result of which our common stock would be converted into, or exchanged for, stock, other securities, other property or assets; (B) any share exchange, consolidation or merger of us pursuant to which our common stock will be converted into cash, securities or other property or assets; or (C) any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of us and our subsidiaries, taken as a whole, to any person other than one of our wholly owned subsidiaries;

•
our common stock (or other common stock receivable upon settlement of the holder’s purchase contract, if applicable) ceases to be listed or quoted on any of the NYSE, the Nasdaq Global Select Market or the Nasdaq Global Market (or any of their respective successors); or

•	our stockholders approve any plan or proposal for the liquidation or dissolution of us.
A transaction or transactions described in the second bullet above will not constitute a fundamental change, however, if at least 90% of the consideration received or to be received by our common stockholders (excluding cash payments for fractional shares) in connection with such transaction or transactions consists of shares of common stock that are listed on any of the NYSE, the Nasdaq Global Select Market or the Nasdaq Global Market (or any of their respective successors), or will be so listed when issued or exchanged in connection with such transaction or transactions, and as a result of such transaction or transactions such consideration becomes the consideration receivable upon settlement of the holder’s purchase contract, if applicable, excluding cash payments for fractional shares.
For purposes of the immediately preceding paragraph, any transaction that constitutes a fundamental change pursuant to both the first and second bullet of the definition thereof (prior to giving effect to the exception set forth in the immediately preceding paragraph) shall be deemed to be a transaction solely under the second bullet of such definition (and, for the avoidance of doubt, will be subject to the exception set forth in the immediately preceding paragraph).
If any transaction in which our common stock is replaced by the securities of another entity occurs, following completion of any related fundamental change early settlement period (or, in the case of a transaction that would have been a fundamental change but for the second immediately preceding paragraph, following the effective date of such transaction), references to us in the definition of “fundamental change” above shall instead be references to such other entity.
The “fundamental change early settlement rate” will be determined by us by reference to the table below, based on the date on which the fundamental change occurs or becomes effective (the “effective date”) and the “stock price” in the fundamental change, which will be:

•
in the case of a fundamental change described in the second bullet of the definition of “fundamental change” in which all holders of shares of our common stock receive only cash in the fundamental change, the stock price will be the cash amount paid per share of our common stock; and

•
in all other cases, the stock price will be the arithmetic average of the daily VWAPs of our common stock over the five consecutive trading day period ending on the trading day immediately preceding the effective date.

The “stock prices” set forth in the column headings of the table below will be adjusted as of any date on which the fixed settlement rates are adjusted. The adjusted stock prices will equal the stock prices applicable immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the maximum settlement rate immediately prior to the adjustment giving rise to the stock price adjustment and the denominator of which is the maximum settlement rate as so adjusted. The fundamental change early settlement rates per purchase contract in the table below will be adjusted in the same manner and at the same time as the fixed settlement rates as set forth under “—Adjustments to the Fixed Settlement Rates.”
The following table sets forth the initial fundamental change early settlement rate per purchase contract for each stock price and effective date set forth below, which rate is subject to adjustment:

	Stock Price
Effective Date	$5.00	$10.00	$15.00	$17.50	$20.81	$23.00	$25.00	$27.50	$30.00	$35.00	$40.00	$50.00	$60.00
January 11, 2019	4.7276	4.5951	4.3398	4.2244	4.1077	4.0529	4.0158	3.9833	3.9622	3.9411	3.9345	3.9347	3.9373
January 15, 2020	4.7571	4.6995	4.4766	4.3434	4.1938	4.1197	4.0690	4.0246	3.9961	3.9687	3.9601	3.9585	3.9595
January 15, 2021	4.7815	4.7754	4.6569	4.5204	4.3178	4.2044	4.1255	4.0589	4.0199	3.9884	3.9813	3.9800	3.9801
January 15, 2022	4.8054	4.8054	4.8054	4.8054	4.8054	4.3478	4.0000	4.0000	4.0000	4.0000	4.0000	4.0000	4.0000
The exact stock prices and effective dates may not be set forth in the table above, in which case:

•
if the applicable stock price is between two stock prices in the table or the applicable effective date is between two effective dates in the table, the fundamental change early settlement rate will be determined by straight line interpolation between the fundamental change early settlement rates, set forth for the higher and lower stock prices and the earlier and later effective dates, as applicable, based on a 365- or 366- day year, as applicable;

•
if the applicable stock price is greater than $60.00 per share (subject to adjustment in the same manner and at the same time as the stock prices set forth in the column headings of the table above), then the fundamental change early settlement rate will be the minimum settlement rate; or

•
if the applicable stock price is less than $5.00 per share (subject to adjustment in the same manner and at the same time as the stock prices set forth in the column headings of the table above, the “minimum stock price”), the fundamental change early settlement rate will be determined as if the stock price equaled the minimum stock price, and using straight line interpolation, as described in the first bullet of this paragraph, if the effective date is between two effective dates in the table.

The maximum number of shares of our common stock deliverable under a purchase contract is 4.8054, subject to adjustment in the same manner and at the same time as the fixed settlement rates as set forth under “—Adjustments to the Fixed Settlement Rates.”
Our obligation to settle the purchase contracts at the fundamental change early settlement rate could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness of economic remedies.
We will deliver the shares of our common stock, securities, cash or other property payable as a result of the holder’s exercise of the fundamental change early settlement right on the second business day following the fundamental change early settlement date. Prior to 5:00 p.m., New York City time, on the fundamental change early settlement date, the shares of common stock underlying each purchase contract will not be outstanding, and the holder of such purchase contract will not have any voting rights, rights to dividends or other distributions or other rights of a holder of our common stock by virtue of holding such purchase contract. The person in whose name any shares of our common stock or other securities, if applicable, shall be issuable following exercise of a holder’s fundamental change early settlement right will be treated as the holder of record of such shares or other securities, if applicable, as of 5:00 p.m., New York City time, on the fundamental change early settlement date.
Upon early settlement of the purchase contract component of a Unit at the holder’s election upon a fundamental change, the amortizing note underlying such Unit will remain outstanding and will be beneficially owned by or registered in the name of, as the case may be, the holder who elected to settle the related purchase contract early upon the fundamental change and will no longer constitute a part of the Unit.
If the holder does not elect to exercise the holder’s fundamental change early settlement right, the holder’s purchase contracts will remain outstanding and will be subject to normal settlement on any subsequent early settlement date, any subsequent fundamental change early settlement date or the mandatory settlement date, as the case may be.
Adjustments to the Fixed Settlement Rates
Each fixed settlement rate will be adjusted, without duplication, upon:
(a) The issuance of our common stock as a dividend or distribution to all or substantially all holders of common stock, or a subdivision or combination of common stock, in which event each fixed settlement rate will be adjusted based on the following formula:

SR1 =	SR0 x	OS1
OS0
where,

SR0	=
the fixed settlement rate in effect immediately prior to 5:00 p.m., New York City time, on the record date (as defined below) for such dividend or distribution or immediately prior to 9:00 a.m., New York City time, on the effective date for such subdivision or combination, as the case may be;

SR1	=	the fixed settlement rate in effect immediately after 5:00 p.m., New York City time, on such record date or immediately after 9:00 a.m., New York City time, on such effective date, as the case may be;
OS0	=
the number of shares of common stock outstanding immediately prior to 5:00 p.m., New York City time, on such record date or immediately prior to 9:00 a.m., New York City time, on such effective date, as the case may be (in either case, prior to giving effect to such event); and

OS1	=	the number of shares of common stock that would be outstanding immediately after, and solely as a result of, such dividend, distribution, subdivision or combination.
Any adjustment made pursuant to this clause (a) will become effective immediately after 5:00 p.m., New York City time, on the record date for such dividend or distribution, or immediately after 9:00 a.m., New York City time, on the effective date for such share subdivision or share combination, as the case may be. If any dividend or distribution of the type described in this clause (a) is declared but not so paid or made, each fixed settlement rate will be immediately readjusted, effective as of the date our board of directors publicly announces its decision not to pay or make such dividend or distribution, to such fixed settlement rate that would then be in effect if such dividend or distribution had not been declared. For the purposes of this clause (a), the number of shares of common stock outstanding immediately prior to 5:00 p.m., New York City time, on the record date for such dividend or distribution or 9:00 a.m., New York City time, on the effective date for such share subdivision or share combination, as applicable, will not include shares held in treasury but will include any shares issuable in respect of any scrip certificates issued in lieu of fractions of shares of common stock. We will not pay any dividend or make any distribution on shares of common stock held in treasury.
(b) The issuance to all or substantially all holders of our common stock of rights, options or warrants entitling them for a period expiring 45 calendar days or less from the date of issuance of such rights, options or warrants to subscribe for or purchase shares of common stock at a price per share less than the average of the last reported sale prices of the common stock for the 10 consecutive trading day period ending on the trading day immediately preceding the date of announcement for such distribution per share of common stock, in which event each fixed settlement rate will be adjusted based on the following formula:

SR1 =	SR0 x	(OS0 + X)
(OS0 + Y)
where,

SR0	=	the fixed settlement rate in effect immediately prior to 5:00 p.m., New York City time, on the record date for such issuance;
SR1	=	the fixed settlement rate in effect immediately after 5:00 p.m., New York City time, on such record date;
OS0	=	the number of shares of common stock outstanding immediately prior to 5:00 p.m., New York City time, on such record date;
X	=	the total number of shares of common stock issuable pursuant to such rights, options or warrants; and
Y	=
the total number of shares of common stock equal to the aggregate price payable to exercise such rights, options or warrants, divided by the average of the last reported sale prices of the common stock for the 10 consecutive trading day period ending on the trading day immediately preceding the date of announcement for such distribution per share of common stock

Any adjustment made pursuant to this clause (b) will be made successively whenever any such rights, options or warrants are issued and will become effective immediately after 5:00 p.m., New York City time, on the record date for such issuance. In the event that such rights, options or warrants described in this clause (b) are not so issued, each fixed settlement rate will be immediately readjusted, effective as of the date our board of directors publicly announces its decision not to issue such rights, options or warrants, to such fixed settlement rate that would then be in effect if such issuance had not been declared. To the extent that such rights, options or warrants are not exercised prior to their expiration or shares of our common stock are otherwise not delivered pursuant to such rights, options or warrants upon the exercise of such rights, options or warrants, each fixed settlement rate will be immediately readjusted, effective as of the date of such expiration or the date of such exercise, as the case may be, to such fixed settlement rate that would then be in effect had the adjustment with respect to the issuance of such rights, options or warrants been made on the basis of the delivery of only the number of shares of our common stock actually delivered.
In determining whether any rights, options or warrants entitle the holders of common stock to subscribe for or purchase shares of common stock at less than such average of the last reported sale prices of the common stock for the 10 consecutive trading day period ending on the trading day immediately preceding the date of announcement for such distribution per share of common stock, and in determining the aggregate price payable to exercise such rights, options or warrants, there shall be taken into account any consideration received by us for such rights, options or warrants and any amount payable on exercise or conversion thereof, the value of such consideration, if other than cash, to be determined by our board of directors.
For the purposes of this clause (b), the number of shares of common stock at the time outstanding will not include shares held in treasury but will include any shares issuable in respect of any scrip certificates issued in lieu of fractions of shares of common stock. We will not issue any such rights or warrants, options in respect of shares of common stock held in treasury.
(c) The dividend or other distribution to all or substantially all holders of our common stock of shares of our capital stock (other than common stock), evidences of our indebtedness, assets or rights, options or warrants to acquire our capital stock, indebtedness or assets, excluding:

•	any dividend, distribution or issuance covered by clause (a) or (b) above or (d) below; or

•	any dividend or distribution in connection with a spin-off covered by this clause (c) relating to spin-offs; and

•	any securities, cash or other property that is distributed in, and will constitute exchange property as a result of, a reorganization event (as described below), in which event each fixed settlement rate will be adjusted based on the following formula:

SR1 =	SR0 x	SP0
(SP0 – FMV)
where,

SR0	=	the fixed settlement rate in effect immediately prior to 5:00 p.m., New York City time, on the record date for such dividend or distribution;
SR1	=	the fixed settlement rate in effect immediately after 5:00 p.m., New York City time, on such record date;
SP0	=
the average of the last reported sale prices of the common stock for the 10 consecutive trading day period ending on the trading day immediately preceding such ex-date for such dividend or distribution; and

FMV	=
the fair market value (as determined by our board of directors), on the ex-date for such dividend or distribution, of the shares of our capital stock, evidences of our indebtedness, assets or rights, options or warrants so distributed, expressed as an amount per share of common stock.

If FMV (as defined above) is equal to or greater than SP0 (as defined above) or if the difference between SP0 and FMV is less than $1.00, in lieu of the foregoing adjustment, provision shall be made for each holder of a Unit or separate purchase contract to receive, for each Unit or separate purchase contract, at the same time and upon the same terms as holders of common stock, the kind and amount of our capital stock, evidences of our indebtedness, our assets or rights, options or warrants that such holder would have received if such holder owned a number of shares of common stock equal to the maximum settlement rate in effect on the record date for the dividend or distribution.
Any adjustment made pursuant to the portion of this clause (c) above will become effective immediately after 5:00 p.m., New York City time, on the record date for such dividend or distribution. In the event that such dividend or distribution is not so paid or made, each fixed settlement rate will be readjusted, effective as of the date our board of directors publicly announces its decision not to pay or make such dividend or distribution, to such fixed settlement rate that would then be in effect if such dividend or distribution had not been declared.
If the transaction that gives rise to an adjustment pursuant to this clause (c) is one pursuant to which the payment of a dividend or other distribution on common stock consists of shares of capital stock of, or similar equity interests in, a subsidiary or other business unit of ours, (i.e., a spin-off) that are, or, when issued, will be, listed or quoted on a U.S. national securities exchange, then each fixed settlement rate will instead be adjusted based on the following formula:

SR1 =	SR0 x	(FMV0 + MP0)
MP0
where,

SR0	=
the fixed settlement rate in effect immediately prior to 5:00 p.m., New York City time, on the last trading day of the 10 consecutive trading day period commencing on, and including, the effective date for the spin-off;

SR1	=
the fixed settlement rate in effect immediately after 5:00 p.m., New York City time, on the last trading day of the 10 consecutive trading day period commencing on, and including, the effective date for the spin-off;

FMV0	=
the average of the last reported sale prices of the capital stock or similar equity interests distributed to holders of common stock applicable to one share of common stock for the 10 consecutive trading day period commencing on, and including, the effective date for the spin-off; and

MP0	=	the average of the last reported sale prices of the common stock for the 10 consecutive trading day period commencing on, and including, the effective date for the spin-off.
Any adjustment made pursuant to this portion of clause (c) will become effective immediately after 5:00 p.m., New York City time, on the last trading day of the 10 consecutive trading day period commencing on, and including, the effective date for the spin-off; provided that if any date for determining the number of shares of our common stock issuable to a holder occurs during the 10 consecutive trading day period commencing on, and including, the effective date for the spin-off, references in the preceding paragraph to 10 consecutive trading days will be deemed to be replaced with such lesser number of consecutive trading days as have elapsed between the beginning of the 10 consecutive trading day period and such determination date for purposes of determining the fixed settlement rates. In the event that such distribution described in this clause (c) is not so made, each fixed settlement rate will be readjusted, effective as of the date our board of directors publicly announces its decision not to pay such distribution, to such fixed settlement rate that would then be in effect if such distribution had not been declared.
(d) The dividend or distribution to all or substantially all holders of our common stock of exclusively cash, excluding:

•	any cash that is distributed in, and will constitute exchange property as a result of, a reorganization event (as described below);

•	any dividend or distribution in connection with our liquidation, dissolution or winding up,

•	in which event, each fixed settlement rate will be adjusted based on the following formula:

SR1 =	SR0 x	SP0
SP0 – C
where,

SR0	=	the fixed settlement rate in effect immediately prior to 5:00 p.m., New York City time, on the record date for such dividend or distribution;
SR1	=	the fixed settlement rate in effect immediately after 5:00 p.m., New York City time, on the record date for such dividend or distribution;
SP0	=	the last reported sale price of our common stock on the trading day immediately preceding the ex-date for such distribution; and
C	=	the amount in cash per share we distribute to holders of common stock
If C (as defined above) is equal to or greater than SP0 (as defined above) or if the difference between SP0 and C is less than $1.00, in lieu of the foregoing adjustment, provision shall be made for each holder of a Unit or separate purchase contract to receive, for each Unit or separate purchase contract, at the same time and upon the same terms as holders of common stock, the amount of cash that such holder would have received if such holder owned a number of shares of common stock equal to the maximum settlement rate on the record date for such cash dividend or distribution.
Any adjustment made pursuant to this clause (d) will become effective immediately after 5:00 p.m., New York City time, on the record date for such dividend or distribution. In the event that any dividend or distribution described in this clause (d) is not so made, each fixed settlement rate will be readjusted, effective as of the date our board of directors publicly announces its decision not to pay such dividend or distribution, to such fixed settlement rate which would then be in effect if such dividend or distribution had not been declared.
(e) We or one or more of our subsidiaries makes purchases of common stock pursuant to a tender offer or exchange offer by us or one of our subsidiaries for common stock if the amount of cash and value of any other consideration included in the payment per share of common stock validly tendered or exchanged exceeds the average of the last reported sale prices per share of the common stock for the 10 consecutive trading day period commencing on, and including, the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender offer or exchange offer (the “expiration date”), in which event each fixed settlement rate will be adjusted based on the following formula:

SR1 =	SR0 x	(FMV + (SP1 x OS1))
(SP1 x OS0)

where,

SR0	=
the fixed settlement rate in effect immediately prior to 5:00 p.m., New York City time, on the last trading day of the 10 consecutive trading day period commencing on, and including, the trading day next succeeding the expiration date;

SR1	=
the fixed settlement rate in effect immediately after 5:00 p.m., New York City time, on the last trading day of the 10 consecutive trading day period commencing on, and including, the trading day next succeeding the expiration date;

FMV	=
the fair market value (as determined by our board of directors) of the aggregate value of all cash and any other consideration paid or payable for shares purchased in such tender offer or exchange offer (the “purchased shares”);

OS1	=
the number of shares of common stock outstanding immediately after the last time tenders or exchanges may be made pursuant to such tender offer or exchange offer on the expiration date (the “expiration time”) (after giving effect to such tender offer or exchange offer);

OS0	=	the number of shares of common stock outstanding immediately prior to the expiration time (prior to giving effect to such tender offer or exchange offer); and
SP1	=	the average of the last reported sale prices of the common stock for the 10 consecutive trading day period commencing on, and including, the trading day next succeeding the expiration date.
Any adjustment made pursuant to this clause (e) will become effective immediately after 5:00 p.m., New York City time, on the last day of the 10 consecutive trading day period commencing on, and including, the trading day next succeeding the expiration date; provided that if any date for determining the number of shares of our common stock issuable to a holder occurs during the 10 consecutive trading day period commencing on, and including, the trading day next succeeding the expiration date, references in the preceding paragraph to 10 consecutive trading days will be deemed to be replaced with such lesser number of consecutive trading days as have elapsed between such expiration date and such determination date for purposes of determining the fixed settlement rates.
If we are, or one of our subsidiaries is, obligated to purchase shares of our common stock pursuant to any such tender offer or exchange offer, but we are, or such subsidiary is, permanently prevented by applicable law from effecting any such purchases, or all such purchases are rescinded, then each fixed settlement rate will be readjusted to be such fixed settlement rate that would then be in effect if such tender offer or exchange offer had not been made.
To the extent that we have a rights plan in effect with respect to our common stock on any date for determining the number of shares of our common stock issuable to a holder, the holder will receive, in addition to our common stock, the rights under the rights plan, unless, prior to such determination date, the rights have separated from our common stock, in which case each fixed settlement rate will be adjusted at the time of separation as if we made a distribution to all holders of our common stock as described in clause (c) above, subject to readjustment in the event of the expiration, termination or redemption of such rights.
We will not make any adjustments to the fixed settlement rates if holders of the purchase contracts participate (other than in the case of (x) a share split or share combination or (y) a tender or exchange offer), at the same time and upon the same terms as holders of our common stock and solely as a result of holding the purchase contracts, in any of the transactions described above without having to settle their purchase contracts as if they held a number of shares of our common stock equal to the maximum settlement rate, multiplied by the number of purchase contracts held by such holders.
The “last reported sale price” per share of our common stock on any date means the closing sale price per share (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on that date as reported in composite transactions for the principal U.S. national or regional securities exchange on which our common stock is traded. If our common stock is not listed for trading on a U.S. national or regional securities exchange on the relevant date, the “last reported sale price” will be the last quoted bid price for our common stock in the over-the-counter market on the relevant date as reported by OTC Markets Group Inc. or a similar organization. If our common stock is not so quoted, the “last reported sale price” will be the average of the mid-point of the last bid and ask prices for our common stock on the relevant date from each of at least three nationally recognized independent investment banking firms selected by us for this purpose.
“Trading day” for purposes of this “—Adjustments to the Fixed Settlement Rates” section means a day on which (i) trading in our common stock (or other security for which a closing sale price must be determined) generally occurs on the NYSE or, if our common stock (or such other security) is not then listed on the NYSE, on the principal other U.S. national or regional securities exchange on which our common stock (or such other security) is then listed or, if our common stock (or such other security) is not then listed on a U.S. national or regional securities exchange, on the principal other market on which our common stock (or such other security) is then traded, and (ii) a last reported sale price for our common stock (or closing sale price for such other security) is available on such securities exchange or market. If our common stock (or such other security) is not so listed or traded, “trading day” means a “business day.”
The term “ex-date,” when used with respect to any issuance or distribution, means the first date on which shares of our common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such issuance, dividend or distribution in question from us or, if applicable, from the seller of our common stock on such exchange or market (in the form of due bills or otherwise) as determined by such exchange or market.
The term “record date” means, when used with respect to any dividend, distribution or other transaction or event in which the holders of our common stock have the right to receive any cash, securities or other property or in which our common stock is exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of holders of our common stock entitled to receive such cash, securities or other property (whether such date is fixed by our board of directors or by statute, contract or otherwise).
Recapitalizations, Reclassifications and Changes of our Common Stock
In the event of:

•
any consolidation or merger of us with or into another person (other than a merger or consolidation in which we are the continuing or surviving corporation and in which the shares of our common stock outstanding immediately prior to the merger or consolidation are not exchanged for cash, securities or other property of us or another person);

•	any sale, transfer, lease or conveyance to another person of all or substantially all of our property and assets;

•	any reclassification of our common stock into securities, including securities other than our common stock; or

•	any statutory exchange of our securities with another person (other than in connection with a merger or acquisition);
in each case, as a result of which our common stock would be converted into, or exchanged for, securities, cash or other property (each, a “reorganization event”), each purchase contract outstanding immediately prior to such reorganization event will, without the consent of the holders of the purchase contracts, become a contract to purchase the kind of securities, cash and/or other property that a holder of common stock would have been entitled to receive immediately prior to such reorganization event (such securities, cash and other property, the “exchange property”) and, prior to or at the effective time of such reorganization event, we or the successor or purchasing person, as the case may be, shall execute with the purchase contract agent and the trustee a supplemental agreement pursuant to the purchase contract agreement and the purchase contracts to provide for such change in the right to settle the purchase contracts. For purposes of the foregoing, the type and amount of exchange property in the case of any reorganization event that causes our common stock to be converted into, or exchanged for, the right to receive more than a single type of consideration (determined based in part upon any form of shareholder election) will be deemed to be the weighted average of the types and amounts of consideration actually received by the holders of our common stock. The number of units of exchange property we will deliver for each purchase contract settled or redeemed (if we elect not to deliver solely cash in respect of such redemption) following the effective date of such reorganization event will be equal to the number of shares of our common stock we would otherwise be required to deliver as determined by the fixed settlement rates then in effect on the applicable determination date, or such other settlement rates or redemption rates as provided herein (without interest thereon and without any right to dividends or distributions thereon which have a record date prior to 5:00 p.m., New York City time, on the determination date). Each fixed settlement rate will be determined using the applicable market value of a unit of exchange property that a holder of one share of our common stock would have received in such reorganization event, and such value will be determined (i) in the case of any publicly traded securities that comprise all or part of the exchange property, based on the daily VWAP of such securities, as determined by us in a commercially reasonable manner and in good faith, (ii) in the case of any cash that comprises all or part of the exchange property, based on the amount of such cash; and (iii) in the case of any other property that comprises all or part of the exchange property, based on the value of such property, as determined by a nationally recognized independent investment banking firm retained by us for this purpose. In addition, if the exchange property in respect of any reorganization event includes, in whole or in part, securities of another entity, we shall amend the terms of the purchase contract agreement and the purchase contracts, without the consent of holders thereof, to (x) provide for anti-dilution and other adjustments that shall be as nearly equivalent as practicable, as determined by the officer executing such amendment, to the adjustments described above under the heading “—Adjustments to the Fixed Settlement Rates” and (y) otherwise modify the terms of the purchase contract agreement and the purchase contracts to reflect the substitution of the applicable exchange property for our common stock (or other exchange property then underlying the purchase contracts). In establishing such anti-dilution and other adjustments referenced in the immediately preceding sentence, such officer shall act in a commercially reasonable manner and in good faith.
In addition, subject to applicable law and the applicable listing standards of the NYSE (or any other securities exchange where the common stock is listed in accordance with the provisions of the purchase contract agreement), we may make such increases in each fixed settlement rate as we determine to be in our best interests or we deem advisable in order to avoid or diminish any income tax to holders of our common stock resulting from any dividend or distribution of shares of our common stock (or issuance of rights, options or warrants to acquire shares of our common stock) or from any event treated as such for income tax purposes or for any other reason. We may only make such a discretionary adjustment if we make the same proportionate adjustment to each fixed settlement rate.
If the settlement rates are adjusted as a result of a distribution that is taxable to our common stockholders, such as a cash dividend, the holder generally will be deemed to have received for U.S. federal income tax purposes a taxable dividend without the receipt of any cash. In addition, a failure to adjust (or to adjust adequately) the settlement rates after an event that increases the holder’s proportionate interest in us could be treated as a deemed taxable dividend to the holder. The holder may also be deemed to have received a taxable dividend in the event we make certain other adjustments to the settlement rates of the purchase contracts. For example, if a fundamental change occurs prior to the maturity date, under some circumstances, we will increase the settlement rate for purchase contracts settled in connection with the fundamental change. Such increase may also be treated as a distribution subject to U.S. federal income tax as a dividend. If the holder is a “non-U.S. holder”, a deemed dividend may be subject to U.S. federal withholding tax (currently at a 30% rate, or such lower rate as may be specified by an applicable income tax treaty), which may be withheld from shares of common stock or sales proceeds subsequently paid or credited to the holder. It is possible that U.S. withholding tax on deemed dividends would be withheld from any interest or other amounts paid to a non-U.S. holder or set off against any other funds or assets held by such non-U.S. holder. As used herein, the term “non-U.S. holder” means a beneficial owner, other than an entity treated as a partnership for U.S. federal income tax purposes, of Units, a component of a Unit or a share of our common stock that is for U.S. federal income tax purposes not a U.S. holder.
Adjustments to each fixed settlement rate will be calculated to the nearest 1/10,000th of a share. No adjustment in the fixed settlement rates will be required unless the adjustment would require an increase or decrease of at least one percent. If any adjustment is not required to be made because it would not change the fixed settlement rates by at least one percent, then the adjustment will be carried forward and taken into account in any subsequent adjustment; provided that, on any date for determining the number of shares of our common stock issuable to a holder, adjustments to the fixed settlement rate will be made with respect to any such adjustment carried forward and which has not been taken into account before such determination date.
The fixed settlement rates will only be adjusted as set forth above and will not be adjusted:

•
upon the issuance of any common stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on our securities and the investment of additional optional amounts in common stock under any plan;

•
upon the issuance of any common stock or rights, options or warrants to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by us or any of our subsidiaries;

•
upon the repurchase of any shares of our common stock pursuant to an open market share repurchase program or other buy-back transaction that is not a tender offer or exchange offer of the nature described in clause (e) above;

•
for the sale or issuance of shares of our common stock, or securities convertible into or exercisable for shares of our common stock, for cash, including at a price per share less than the fair market value thereof or otherwise or in an acquisition, except as described in one of clauses (a) through (e) above;

•	for a third party tender offer;

•	upon the issuance of any common stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security outstanding as of the date the Units were first issued; or

•	solely for a change in, or elimination of, the par value of our common stock.
Whenever the fixed settlement rates are adjusted, we will deliver to the purchase contract agent a certificate setting forth in reasonable detail the method by which the adjustment to each fixed settlement rate was determined and setting forth each revised fixed settlement rate. In addition, we will, within five business days of any event requiring such adjustment, provide or cause to be provided written notice of the adjustment to the holders of the Units and separate purchase contracts and describe in reasonable detail the method by which each fixed settlement rate was adjusted.
Each adjustment to each fixed settlement rate will result in a corresponding adjustment to the early settlement rate. Whenever we are required to calculate the last reported sale prices, the daily VWAPs or any other prices or amounts over a span of multiple days (including, without limitation, the applicable market value or the “stock price”), our board of directors (or a committee thereof) will make appropriate adjustments, if any, to each to account for any adjustment to the fixed settlement rates if the related record date, ex-date, effective date or expiration date occurs during the period in which the last reported sale prices, the daily VWAPs or such other prices or amounts are to be calculated.
Fractional Shares
No fractional shares of our common stock will be issued to holders upon settlement or redemption of the purchase contracts. In lieu of fractional shares otherwise issuable, holders will be entitled to receive an amount in cash equal to the fraction of a share of our common stock, calculated on an aggregate basis in respect of the purchase contracts being settled or redeemed (provided that, so long as the Units are in global form, we may elect to aggregate Units for purposes of these calculations on any basis permitted by the applicable procedures of DTC), multiplied by the daily VWAP of our common stock on the trading day immediately preceding the mandatory settlement date, early settlement date or fundamental change early settlement date, as the case may be.
Legal Holidays
In any case where the mandatory settlement date, early settlement date or fundamental change early settlement date, as the case may be, shall not be a business day, notwithstanding any term to the contrary in the purchase contract agreement or purchase contract, the settlement or redemption of the purchase contracts shall not be effected on such date, but instead shall be effected on the next succeeding business day with the same force and effect as if made on such settlement date, and no interest or other amounts shall accrue or be payable by us or to any holder in respect of such delay.
Consequences of Bankruptcy
Pursuant to the terms of the purchase contract agreement, the mandatory settlement date for each purchase contract, whether held separately or as part of a Unit, will automatically accelerate upon the occurrence of specified events of bankruptcy, insolvency or reorganization with respect to us. Pursuant to the terms of the purchase contract agreement, upon acceleration, holders will be entitled under the terms of the purchase contracts to receive a number of shares of our common stock per purchase contract equal to the maximum settlement rate in effect immediately prior to such acceleration (regardless of the market value of our common stock at that time). However, a bankruptcy court may prevent us from delivering our common stock in settlement of the accelerated purchase contracts. In such event, a holder may have a damage claim against us for the value of the common stock that we would have otherwise been required to deliver upon settlement of the purchase contracts. Any such damage claim that holders have against us following such acceleration will rank pari passu with the claims of holders of our common stock in the relevant bankruptcy proceeding. As such, to the extent we fail to deliver common stock to holders upon such an acceleration, we expect holders will only be able to recover damages to the extent holders of our common stock receive any recovery.
Modification
The purchase contract agreement contains provisions permitting us, the purchase contract agent and the trustee to modify the purchase contract agreement or the purchase contracts without the consent of the holders of purchase contracts (whether held separately or as a component of Units) for any of the following purposes:

•
to evidence the succession of another person to us, and the assumption by any such successor of the covenants and obligations of ours in the purchase contract agreement and the units and separate purchase contracts, if any;

•	to add to the covenants for the benefit of holders of purchase contracts or to surrender any of our rights or powers under the agreement;

•	to evidence and provide for the acceptance of appointment of a successor purchase contract agent;

•
upon the occurrence of a reorganization event, solely (i) to provide that each purchase contract will become a contract to purchase exchange property and (ii) to effect the related changes to the terms of the purchase contracts, in each case, as required by the applicable provisions of the purchase contract agreement;

•	to cure any ambiguity or manifest error, to correct or supplement any provisions that may be inconsistent; and

•	to make any other provisions with respect to such matters or questions, so long as such action does not adversely affect the interest of the holders.
The purchase contract agreement contains provisions permitting us, the purchase contract agent and the trustee, with the consent of the holders of not less than a majority of the purchase contracts at the time outstanding, to modify the terms of the purchase contracts or the purchase contract agreement. However, no such modification may, without the consent of the holder of each outstanding purchase contract affected by the modification,

•	reduce the number of shares of common stock deliverable upon settlement of the purchase contract (except to the extent expressly provided in the anti-dilution adjustments);

•	change the mandatory settlement date, or adversely modify the right to settle purchase contracts early or the fundamental change early settlement right;

•
reduce the above-stated percentage of outstanding purchase contracts the consent of the holders of which is required for the modification or amendment of the provisions of the purchase contracts or the purchase contract agreement; or

•	impair the right to institute suit for the enforcement of the purchase contracts.
Consolidation, Merger, Sale or Conveyance
Under the purchase contract agreement, we are permitted to consolidate with or merge with or into another company. We are also permitted to sell, assign, transfer, lease or convey all or substantially all of our assets to another company. However, if we take any of these actions, we must meet the following conditions:

•
the successor entity to such consolidation or merger, or the entity which acquires all or substantially all of our assets, shall expressly assume all of our obligations under the purchase contracts and the purchase contract agreement via a supplement to the purchase contract agreement;

•
the successor entity to such consolidation or merger, or the entity which acquires all or substantially all of our assets, shall be a corporation organized and existing under the laws of the United States or any state thereof or the District of Columbia; and

•	immediately after the merger, consolidation, sale, assignment, transfer, lease or conveyance, no default has occurred and is continuing under the purchase contracts or the purchase contract agreement.
Reservation of Common Stock
We will at all times reserve and keep available out of our authorized and unissued common stock, solely for issuance upon settlement or redemption of the purchase contracts, the number of shares of common stock that would be issuable upon the settlement of all purchase contracts then outstanding, assuming settlement at the maximum settlement rate.
Governing Law
The purchase contract agreement, the Units and the purchase contracts are governed by, and construed in accordance with, the laws of the State of New York.
Waiver of Jury Trial
The purchase contract agreement provides that we, the purchase contract agent and the trustee waive our respective rights to trial by jury in any action or proceeding arising out of or related to the purchase contracts, the purchase contract agreement or the transactions contemplated thereby, to the maximum extent permitted by law.
Information Concerning the Purchase Contract Agent
U.S. Bank National Association is the purchase contract agent. The purchase contract agent acts as the agent for the holders of Units and separate purchase contracts from time to time but shall have no fiduciary relationship to the holder of the Units or any other party. The purchase contract agreement does not obligate the purchase contract agent to exercise any discretionary actions in connection with a default under the terms of the purchase contracts or the purchase contract agreement.
The purchase contract agreement contains provisions limiting the liability of the purchase contract agent. The purchase contract agreement contains provisions under which the purchase contract agent may resign or be replaced. This resignation or replacement would be effective upon the acceptance of appointment by a successor purchase contract agent.
We maintain banking relationships in the ordinary course of business with the purchase contract agent and its affiliates.
DESCRIPTION OF THE AMORTIZING NOTES
The amortizing notes were issued by us pursuant to an indenture between us, as issuer, and U.S. Bank National Association, as trustee, and a related supplemental indenture, between us, as issuer, and U.S. Bank National Association, as trustee (collectively referred to herein as the “indenture”).
General
The amortizing notes were issued as a separate series of senior debt securities under the indenture. The final installment payment date will be January 15, 2022. We may not redeem the amortizing notes and no sinking fund is provided for the amortizing notes.
Each amortizing note initially forms a part of a Unit. Each Unit may be separated by a holder into its constituent purchase contract and amortizing note on any business day during the period beginning on, and including, the business day immediately following the date of initial issuance of the Units to, but excluding, the second scheduled trading day immediately preceding January 15, 2022 and also excluding the business day immediately preceding any installment payment date (provided, the right to separate the Units shall resume after such business day). Following such separation, amortizing notes may be transferred separately from purchase contracts.
Amortizing notes may only be issued in certificated form in exchange for a global security under the certain circumstances. In the event that amortizing notes are issued in certificated form, such amortizing notes may be transferred or exchanged at the offices described below. Payments on amortizing notes issued as a global security will be made to DTC, to a successor depositary or, in the event that no depositary is used, to a paying agent for the amortizing notes. In the event amortizing notes are issued in certificated form, installments will be payable, the transfer of the amortizing notes will be registrable and amortizing notes will be exchangeable for amortizing notes of other denominations of a like aggregate principal amount at the corporate trust office of the trustee. Installment payments on certificated amortizing notes may be made at our option by check mailed to the address of the persons entitled thereto.
There are no covenants or provisions in the indenture that would afford the holders of the amortizing notes protection in the event of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction involving us that may adversely affect such holders, except to the extent set forth under “Limitations on Mergers, Consolidations and Sales of Assets” below.
Ranking
The amortizing notes are our direct, unsecured and unsubordinated obligations and rank equally with all of our existing and future other unsecured and unsubordinated indebtedness. The amortizing notes are effectively subordinated to any of our existing and future secured indebtedness, to the extent of the assets securing such indebtedness, and are effectively subordinated to all liabilities of our subsidiaries, including trade payables.
Installment Payments
Each amortizing note had an initial principal amount of $15.6099. On each January 15, April 15, July 15 and October 15, commencing on April 15, 2019 (each, an “installment payment date”), we have agreed to pay, in cash, equal quarterly installments of $1.4375 on each amortizing note (except for the April 15, 2019 installment payment, which equaled $1.5014 per amortizing note). Each installment constitutes a payment of interest (at a rate of 6.50% per annum) and a partial repayment of principal on the amortizing note, allocated as set forth on the amortization schedule set forth under “—Amortization Schedule.” Installments will be paid to the person in whose name an amortizing note is registered as of 5:00 p.m., New York City time, on the business day immediately preceding the related installment payment date (each, a “regular record date”), subject to provisions allowing the establishment of a new record date in respect of any defaulted interest. If the amortizing notes do not remain in book-entry only form, then we will have the right to elect that each regular record date will be each January 1, April 1, July 1 and October 1 immediately preceding the relevant installment payment date by giving advance written notice to the trustee and the holders.
Each installment payment for any period will be computed on the basis of a 360-day year of twelve 30-day months. The installment payable for any period shorter or longer than a full installment payment period will be computed on the basis of the actual number of days elapsed per 30-day month. In the event that any date on which an installment is payable is not a business day, then payment of the installment on such date will be made on the next succeeding day that is a business day, and without any interest or other payment in respect of any such delay. In addition January 15, 2022 is not a business day.
Amortization Schedule
The total installments of principal of and interest on the amortizing notes for each installment payment date are set forth below:

Scheduled Installment Payment Date	Amount of Principal	Amount of Interest
April 15, 2019	$1.2365	$0.2649
July 15, 2019	$1.2039	$0.2336
October 15, 2019	$1.2235	$0.2140
January 15, 2020	$1.2434	$0.1941
April 15, 2020	$1.2636	$0.1739
July 15, 2020	$1.2841	$0.1534
October 15, 2020	$1.3050	$0.1325
January 15, 2021	$1.3262	$0.1113
April 15, 2021	$1.3477	$0.0898
July 15, 2021	$1.3696	$0.0679
October 15, 2021	$1.3919	$0.0456
January 15, 2022	$1.4145	$0.0230

Repurchase of Amortizing Notes at the Option of the Holder
Holders do not have the right to require us to repurchase any or all of such holder’s amortizing notes in connection with any early settlement of such holder’s purchase contracts at the holder’s option, as described above under “Description of the Purchase Contracts—Early Settlement” and “Description of the Purchase Contracts—Early Settlement Upon a Fundamental Change.”
Events of Default
The following constitute “Events of Default” under the indenture:

•	default in the payment of the repurchase price of any amortizing notes when the same shall become due and payable;

•	default in the payment of any installment payment on any amortizing notes as and when the same shall become due and payable and continuance of such failure for a period of 30 days;

•	our failure to give notice of a fundamental change as described under “Description of the Purchase Contracts—Early Settlement Upon a Fundamental Change” when due;

•
our failure to comply with any of our other agreements or covenants in, or provisions of, the amortizing notes or the indenture and such failure continues for the period and after the notice specified below, subject to extension relating to any failure to comply with the covenant described under “—Reports” as described below;

•
default by us or any of our subsidiaries with respect to any mortgage, agreement or other instrument under which there may be outstanding, or by which there may be secured or evidenced, any indebtedness for money borrowed in excess of $150 million (or its foreign currency equivalent) in the aggregate of us and/or any such subsidiary, whether such indebtedness now exists or shall hereafter be created (i) resulting in such indebtedness becoming or being declared due and payable or (ii) constituting a failure to pay the principal or interest of any such debt when due and payable at its stated maturity, upon required repurchase, upon declaration of acceleration or otherwise, and such acceleration is not cured, waived, rescinded, stayed or annulled or such indebtedness is not discharged, as applicable, within a period of 30 days after written notice of such indebtedness becoming due and payable or such failure, as the case may be, has been received from the trustee or the holders of at least 25% in principal amount of the amortizing notes then outstanding;

•
a final judgment or judgments that exceed $150 million or more, individually or in the aggregate, for the payment of money having been entered by a court or courts of competent jurisdiction against us and such judgment or judgments is not satisfied, stayed, annulled or rescinded within 60 calendar days of being entered; or

•	certain events of bankruptcy, insolvency or reorganization of us or any of our significant subsidiaries.
The term “significant subsidiary” has the meaning set forth in Rule 1-02 of Regulation S-X under the Exchange Act.
A default as described in the fourth bullet above will not be deemed an event of default until the trustee notifies us, or the holders of at least 25% in principal amount of the then outstanding amortizing notes notify us in writing and the trustee, of the default and we do not cure the default within 60 calendar days after receipt of the notice. The notice must specify the default, demand that it be remedied and state that the notice is a “Notice of Default.” If such a default is cured within such time period, it ceases.
With the exception of a payment default on the amortizing notes, the trustee will not be charged with knowledge of any default or event of default or knowledge of any cure of any default or event of default unless an authorized officer of the trustee with direct responsibility for the administration of the indenture has received written notice of such default or event of default from us or holders of 25% of the outstanding amortizing notes.
If an event of default (other than an event of default with respect to us described in the final bullet above), shall have occurred and be continuing under the indenture, the trustee by written notice to us, or the holders of at least 25% in principal amount of the amortizing notes then outstanding by written notice to us and the trustee, may declare all amortizing notes to be due and payable immediately. Upon such declaration of acceleration, all future, scheduled installment payments on the amortizing notes will be due and payable immediately. If an event of default with respect to us specified in the final bullet above occurs, such an amount will become automatically and immediately due and payable without any declaration, notice or other act on the part of the trustee or any holder.
The holders of a majority in principal amount of the amortizing notes then outstanding by written notice to the trustee and us may waive any continuing default or event of default (other than any default or event of default in payment of installment payments) on the amortizing notes under the indenture. Holders of a majority in principal amount of the then outstanding amortizing notes may rescind an acceleration and its consequence (except an acceleration due to nonpayment of installment payments on the amortizing notes) if the rescission would not conflict with any judgment or decree, if all existing events of default (other than the non-payment of accelerated installment payments) have been cured or waived and if there has been deposited with the trustee a sum sufficient to pay its fees and expenses in connection with such event of default.
The holders may not enforce the provisions of the indenture or the amortizing notes except as provided in the indenture. Subject to certain limitations, holders of a majority in principal amount of the amortizing notes then outstanding may direct the trustee in its exercise of any trust or power; provided that such direction does not conflict with the terms of the indenture or involve the trustee in personal liability.
The trustee, within 30 calendar days after the occurrence of a default with respect to the amortizing notes, will mail or send to all holders, at our expense, notice of all such defaults actually known to a responsible officer of the trustee, unless such defaults shall have been cured or waived before the giving of such notice. However, the trustee may withhold from the holders notice of any continuing default or event of default (except a default or event of default in payment of installment payments or that resulted from the failure to comply with any obligations described under “Description of the Purchase Contracts—Early Settlement Upon a Fundamental Change”) if the trustee determines that withholding such notice is in the holders’ interest.
Subject to the provisions of the indenture relating to the duties of the trustee, if an event of default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the indenture or the amortizing notes at the request or direction of any of the holders unless such holders have offered and, if requested, provided to the trustee indemnity or security satisfactory to it against any loss, liability or expense resulting from such exercise.
We are required to deliver, within 120 calendar days after the end of each fiscal year, to the trustee an annual statement regarding compliance with the indenture, and include in such statement, if any officer is aware of any default or event of default, a statement specifying such default or event of default and what action we are taking or propose to take with respect thereto. In addition, we are required to deliver to the trustee prompt written notice of the occurrence of any default or event of default.
Notwithstanding the foregoing, the indenture provides that, to the extent elected by us, the sole remedy for an event of default relating to the failure to file any documents or reports that we are required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act and for any failure to comply with the requirements of Section 314(a)(1) of the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”), or of the covenant described below in “—Reports”, will for the first 180 days after the occurrence of such an event of default consist exclusively of the right to receive additional interest, at an annual rate of 0.25% of the principal amount of the notes during the first 90 days of the occurrence of such event of default on the notes and 0.50% of the principal amount of the notes from the 91st day until the 180th day following the occurrence of such event of default on the notes. If we so elect, such additional interest will be payable on all outstanding notes on the date on which an event of default relating to a failure to comply with the reporting obligations in the indenture first occurs, which will be the 60th day after notice to us of our failure to so comply. On the 180th day after such event of default (if the event of default relating to the reporting obligations is not cured or waived prior to such 180th day), the notes will be subject to acceleration as provided above. The provisions of the indenture described in this paragraph will not affect the rights of holders of notes in the event of the occurrence of any other event of default. In the event we do not elect to pay the additional interest upon an event of default in accordance with this paragraph, the notes will be subject to acceleration as provided above.
Reports
The indenture requires us to file with the trustee, within 15 days after we are required to file the same with the Securities and Exchange Commission (the “SEC”) (after giving effect to any grace period provided by Rule 12b-25 under the Exchange Act), copies of the annual reports and of the information, documents and other reports (or copies of such portions of any of the foregoing as the SEC may from time to time by rules and regulations prescribe) which we may be required to file with the SEC pursuant to Section 13 or Section 15(d) of the Exchange Act. For purposes of this section, documents filed by us with the SEC via EDGAR system will be deemed to be filed with the trustee as of the time such documents are filed via EDGAR, provided, however, that the trustee shall have no obligation whatsoever to determine if such filing has occurred.
Delivery of such reports, information and documents to the trustee is for informational purposes only and the trustee’s receipt of such reports, information or documents shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including our compliance with any of our covenants under the indenture (as to which the trustee is entitled to conclusively rely exclusively on an officer’s certificate).
Discharge and Defeasance of Indenture
We may discharge our obligations under the amortizing notes and the indenture (with the exception of any obligations which expressly survive the termination of the indenture) by irrevocably depositing in trust with the trustee money or U.S. government obligations sufficient to pay principal of, and interest on, the amortizing notes to maturity and the amortizing notes mature within one year, subject to meeting certain other conditions.
The indenture also permits us to terminate all of our obligations under the indenture with respect to the amortizing notes except for the rights of the holders of the amortizing notes to receive payments in respect of the principal of, premium, if any, and interest on such amortizing notes when such payments are due solely out of the trust referred to below and certain other obligations (“legal defeasance”), at any time by:

•
depositing in trust with the trustee, under an irrevocable trust agreement, money or U.S. government obligations in an amount sufficient to pay principal of, and interest on, the amortizing notes to their maturity; and

•
complying with certain other conditions, including delivery to the trustee of an opinion of counsel or a ruling received from the Internal Revenue Service, to the effect that holders and beneficial owners will not recognize income, gain or loss for U.S. federal income tax purposes as a result of our exercise of such right and will be subject to U.S. federal income tax on the same amount and in the same manner and at the same times as would have been the case otherwise.

In addition, the indenture permits us to terminate all of our obligations under the indenture with respect to certain covenants and events of default specified in the indenture (“covenant defeasance”) at any time by:

•
depositing in trust with the trustee, under an irrevocable trust agreement, money or U.S. government obligations in an amount sufficient to pay principal of, and interest on, the amortizing notes to their maturity; and

•
complying with certain other conditions, including delivery to the trustee of an opinion of counsel or a ruling received from the Internal Revenue Service, to the effect that holders and beneficial owners will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the exercise of such right and will be subject to U.S. federal income tax on the same amount and in the same manner and at the same times as would have been the case otherwise.

Notwithstanding the foregoing, no discharge, legal defeasance or covenant defeasance described above will affect the following obligations to, or rights of, the holders of the amortizing notes:

•	rights of registration of transfer and exchange of amortizing notes;

•	rights of substitution of mutilated, defaced, destroyed, lost or stolen amortizing notes;

•	rights of holders of the amortizing notes to receive payments of principal thereof and interest thereon, upon the original due dates therefor, but not upon acceleration;

•	rights, obligations, duties and immunities of the trustee;

•	rights of holders of amortizing notes that are beneficiaries with respect to property so deposited with the trustee payable to all or any of them; and

•	our obligations to maintain an office or agency in respect of the amortizing notes.
We may exercise the legal defeasance option with respect to the amortizing notes notwithstanding the prior exercise of the covenant defeasance option with respect to the amortizing notes. If we exercise the legal defeasance option with respect to the amortizing notes, payment of the amortizing notes may not be accelerated due to an event of default with respect to the amortizing notes. If we exercise the covenant defeasance option with respect to the amortizing notes, payment of the amortizing notes may not be accelerated due to an event of default with respect to the covenants to which such covenant defeasance is applicable. However, if acceleration were to occur by reason of another event of default, the realizable value at the acceleration date of the cash and U.S. government obligations in the defeasance trust could be less than the principal of and interest then due on the amortizing notes, in that the required deposit in the defeasance trust is based upon scheduled cash flow rather than market value, which will vary depending upon interest rates and other factors.
Limitations on Mergers, Consolidations and Sales of Assets
The indenture provides that we will not consolidate with or merge with or into or wind up into, whether or not we are the surviving corporation, or sell, assign, convey, transfer or lease our properties and assets substantially as an entirety to any person in one transaction or a series of related transactions, unless:

•
the successor corporation formed by the consolidation or into which we are merged or the person which acquires by conveyance or transfer, or which leases our properties and assets substantially as an entirety, is an entity organized and existing under the laws of the United States or any State thereof or the District of Columbia and expressly assumes by a supplemental indenture the due and punctual payment of all installment payments on the amortizing notes issued under the indenture and the performance of every covenant in the indenture on our part to be performed or observed; and

•
immediately after giving effect to such transaction, no event of default under the indenture, and no event which, after notice or lapse of time, or both, would become an event of default, has happened and is continuing.

Although there is a limited body of case law interpreting the phrase “substantially as an entirety,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve the property or assets of a person “substantially as an entirety”.
Subject to certain limitations, the successor company will succeed to, and be substituted for, us under the indenture and the amortizing notes.
We will be released from our obligations under the indenture and the successor company will succeed to, and be substituted for, and may exercise every right and power of, us under the indenture and the amortizing notes; provided that, in the case of a lease of all or substantially all its assets, we will not be released from the obligation to pay the installment payments on the amortizing notes.
Modifications and Amendments
We and the trustee may amend or supplement the indenture or the amortizing notes without notice to or the consent of any holder to:

•	cure any ambiguity, omission, defect or inconsistency in the indenture; provided that such amendments or supplements shall not adversely affect the interests of the holders in any material respect;

•	provide for the assumption by a successor corporation of our obligations as set forth in “—Limitations on Mergers, Consolidations and Sales of Assets”;

•	comply with any requirements of the SEC in connection with the qualification of the indenture under the Trust Indenture Act;

•
evidence and provide for the acceptance of appointment with respect to the amortizing notes by a successor trustee in accordance with the indenture, and add to or change any of the provisions of the indenture as shall be necessary to provide for or facilitate the administration of the trusts under the indenture by more than one trustee;

•
provide for uncertificated or unregistered securities and to make all appropriate changes for such purpose; provided, that all amortizing notes are issued in registered form for purposes of Section 163(f) of the Code;

•	secure the amortizing notes;

•	add guarantees with respect to the amortizing notes;

•	add to our covenants or events of default for the benefit of the holders or surrender any right or power conferred upon us;

•	make any change that does not adversely affect the rights of any holder in any material respect; and

•	provide for the issuance of additional amortizing notes in accordance with the limitation set forth in the indenture as of the date thereof.
Without prior notice to any holders, we and the trustee may amend the indenture with respect to the amortizing notes with the written consent of the holders of a majority in principal amount of the outstanding amortizing notes, and the holders of a majority in principal amount of the outstanding amortizing notes by written notice to the trustee may waive future compliance by us with any provision of the indenture with respect to the amortizing notes. However, without the consent of each holder affected thereby, an amendment or waiver may not:

•	change any installment payment date or the amount owed on any installment payment date,

•	reduce the principal amount of the amortizing notes or the rate of interest thereon;

•	reduce the above-stated percentage of outstanding amortizing notes the consent of whose holders is necessary to modify or amend the indenture with respect to the amortizing notes;

•
reduce the percentage in principal amount of outstanding amortizing notes the consent of whose holders is required for any supplemental indenture or for any waiver of compliance with certain provisions of the indenture or certain events of default and their consequences provided for in the indenture, or make any change to the indenture provision described in this sentence;

•	change the ranking of the amortizing notes;

•	make the amortizing notes payable in a currency other than that stated in the amortizing notes; or

•	reduce the repurchase price or amend or modify in any manner adverse to the holders of the amortizing notes our obligation to make such payment.
It is not be necessary for the consent of any holder to approve the particular form of any proposed amendment, supplement or waiver, but it shall be sufficient if such consent approves the substance thereof. After an amendment, supplement or waiver becomes effective, we shall give to the holders affected thereby a notice briefly describing the amendment, supplement or waiver. We will mail or send supplemental indentures to holders upon request. Any failure to mail or send such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such supplemental indenture or waiver.
Governing Law
The indenture and the amortizing notes are governed by, and construed in accordance with, the laws of the State of New York.
Waiver of Jury Trial
The indenture provides that we and the trustee waive our respective rights to trial by jury in any action or proceeding arising out of or related to the amortizing notes, the indenture or the transactions contemplated thereby, to the maximum extent permitted by law.
Book-Entry and Settlement Procedures
The Units, the separate purchase contracts and the separate amortizing notes have been issued under a book-entry system in the form of global securities. We have registered the global securities in the name of The Depository Trust Company, New York, New York, or DTC, or its nominee and deposited the global securities with that depositary.
Following the issuance of a global security in registered form, the depositary will credit the accounts of its participants with the Units, the separate purchase contracts and the separate amortizing notes, as the case may be, upon our instructions. Only persons who hold directly or indirectly through financial institutions that are participants in the depositary can hold beneficial interests in the global securities.
So long as the depositary or its nominee is the registered owner of a global security, we, the purchase contract agent and the trustee will treat the depositary as the sole owner or holder of the Units, the separate purchase contracts and the separate amortizing notes, as the case may be. Therefore, except as set forth below, owners of beneficial interests will not be entitled to have Units, separate purchase contracts or separate amortizing notes registered in their name or to receive physical delivery of certificates representing the Units, the separate purchase contracts or the separate amortizing notes. Accordingly, owners of beneficial interests will have to rely on the procedures of the depositary and the participant in the depositary through whom they hold their beneficial interest in order to exercise any rights of a holder under the indenture or the purchase contract agreement, as the case may be. We understand that under existing practices, the depositary would act upon the instructions of a participant or authorize that participant to take any action that a holder is entitled to take.
Owners of beneficial interests may elect to hold interests in the global securities either in the United States through DTC or outside the United States through Clearstream Banking, société anonyme (“Clearstream”) or Euroclear Bank, S.A./N.V., or its successor, as operator of the Euroclear System, (“Euroclear”) if they are a participant of such system, or indirectly through organizations that are participants in such systems. Interests held through Clearstream and Euroclear will be recorded on DTC’s books as being held by the U.S. depositary for each of Clearstream and Euroclear, which U.S. depositaries will in turn hold interests on behalf of their participants’ customers’ securities accounts.
As long as the separate amortizing notes are represented by the global securities, we will pay installments on those separate amortizing notes to or as directed by DTC as the registered holder of the global securities. Payments to DTC will be in immediately available funds by wire transfer. DTC, Clearstream or Euroclear, as applicable, will credit the relevant accounts of their participants on the applicable date. Neither we, the purchase contract agent nor the trustee will be responsible for making any payments to participants or customers of participants or for maintaining any records relating to the holdings of participants and their customers, and holders of a beneficial interest will have to rely on the procedures of the depositary and its participants.
Settlement
Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds using DTC’s Same-Day Funds Settlement System. Secondary market trading between Clearstream customers and/or Euroclear participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear and will be settled using the procedures applicable to conventional eurobonds in immediately available funds.
Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Clearstream customers or Euroclear participants, on the other, will be effected in DTC in accordance with DTC rules on behalf of the relevant European international clearing system by its
U.S. depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (based on European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to the U.S. depositary to take action to effect final settlement on its behalf by delivering or receiving securities in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream customers and Euroclear participants may not deliver instructions directly to their respective U.S. depositaries.
Because of time-zone differences, credits of securities received in Clearstream or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions in Units, separate purchase contracts or separate amortizing notes, as the case may be, that are settled during such processing will be reported to the relevant Clearstream customers or Euroclear participants on such business day. Cash received in Clearstream or Euroclear as a result of sales of Units, separate purchase contracts or separate amortizing notes, as the case may be, by or through a Clearstream customer or a Euroclear participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.
Although DTC, Clearstream and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of Units, separate purchase contracts and separate amortizing notes, as the case may be, among participants of DTC, Clearstream and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be discontinued at any time.
Definitive Securities and Paying Agents
A beneficial owner of book-entry securities represented by a global security may exchange the securities for definitive (paper) securities in registered form only if:
(a) the depositary is unwilling or unable to continue as depositary for such global security and we are unable to find a qualified replacement for the depositary within 90 days;
(b) at any time the depositary ceases to be a clearing agency registered under the Exchange Act and we are unable to find a qualified replacement for the depositary within 90 days; or
(c) an event of default with respect to the amortizing notes, or any failure on the part of Colfax to observe or perform any covenant or agreement in the purchase contracts, has occurred and is continuing and such beneficial owner requests through DTC that its amortizing notes and/or purchase contracts, as the case may be, be issued in physical, certificated form.
The global security will be exchangeable, upon the events described above, in whole for definitive securities in registered form, with the same terms and of an equal aggregate principal amount. Definitive Units, separate purchase contracts or separate amortizing notes, as the case may be, will be registered in the name or names of the person or persons specified by the depositary in a written instruction to the registrar of the securities. The depositary may base its written instruction upon directions it receives from its participants.
If any of the events described above occurs, then the beneficial owners will be notified through the chain of intermediaries that definitive securities are available and notice will be published as described below under “—Notices.” Beneficial owners of book-entry Units, separate purchase contracts or separate amortizing notes, as the case may be, will then be entitled (1) to receive physical delivery in certificated form of definitive Units, separate purchase contracts or separate amortizing notes, as the case may be, equal in aggregate amount of Units, separate purchase contracts or separate amortizing notes, as the case may be, to their beneficial interest and (2) to have the definitive Units, separate purchase contracts or separate amortizing notes, as the case may be, registered in their names. Thereafter, the holders of the definitive Units, separate purchase contracts or separate amortizing notes, as the case may be, will be recognized as the “holders” of the Units, separate purchase contracts or separate amortizing notes, as the case may be, for purposes of the purchase contract agreement and indenture, respectively.
Each of the purchase contract agreement and indenture provides for the replacement of a mutilated, lost, stolen or destroyed definitive separate purchase contracts or separate amortizing notes, as the case may be, so long as the applicant furnishes to us and the purchase contract agent and the trustee, as applicable, such security or indemnity and such evidence of ownership as the purchase contract agent and the trustee, as applicable, and we may require.
In the event definitive separate notes are issued, the holders thereof will be able to receive installment payments at the office of our paying agent. The final installment payment of a definitive separate amortizing note may be made only against surrender of the separate amortizing note to one of our paying agents. We also have the option of making installment payments by mailing checks to the registered holders of the separate certificated amortizing notes. The office of our paying agent, which will be in the continental United States, will initially be located in Dallas, Texas as set forth in the Indenture.
In the event definitive Units, separate purchase contracts or separate amortizing notes are issued, the holders thereof will be able to transfer their securities, in whole or in part, by surrendering such securities for registration of transfer at the office of U.S. Bank, National Association set forth in the purchase contract or indenture as applicable. A form of such instrument of transfer will be obtainable at the relevant office of U.S. Bank, National Association. Upon surrender, we will execute, and the purchase contract agent and the trustee will authenticate and deliver, new Units, separate purchase contracts or separate amortizing notes, as the case may be, to the designated transferee in the amount being transferred, and a new security for any amount not being transferred will be issued to the transferor. Such new securities will be delivered free of charge at the relevant office of U.S. Bank, National Association, as requested by the owner of such new Units, separate purchase contracts or separate amortizing notes. We will not charge any fee for the registration of transfer or exchange, except that we may require the payment of a sum sufficient to cover any applicable tax or other governmental charge payable in connection with the transfer.
Notices
So long as the global securities are held on behalf of DTC or any other clearing system, notices to holders of securities represented by a beneficial interest in the global securities may be given by delivery of the relevant notice to DTC or the alternative clearing system, as the case may be. Any notice will be deemed to have been given on the date of publication or, if published more than once, on the date of the first publication.